Exhibit 99.1

NYSE: MGG

Date:	April 28, 2006

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Holdings Announces Increased Quarterly Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported increased quarterly operating profit and net income. First-quarter 2006 operating profit was $59.0 million compared to $50.8 million for first quarter 2005, representing a 16.1% increase. Net income increased to $10.8 million during first quarter 2006 from $7.4 million in the corresponding 2005 period, a 45.9% increase.

MGG owns the general partner interest in Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its cash flow is derived solely from cash distributions received from MMP.

“The underlying assets that provide our earnings and cash flow continue to deliver outstanding results, providing a strong foundation with growth potential for unitholders of Magellan Midstream Holdings,” said Don Wellendorf, chief executive officer.

Operating profit increased between quarters primarily due to MMP’s higher pipeline and terminal volumes, revenues from MMP’s variable-rate storage agreement that benefited first quarter 2006 and contributions from the Wilmington, Delaware marine terminal that MMP acquired in Sept. 2005.

Minority interest expense, which represents limited partner interests in MMP that the partnership does not own, increased between periods due to higher net income generated by MMP and due to a larger percentage of MMP being owned by the public in the 2006 period.

An analyst call with management regarding first-quarter 2006 financial results and 2006 outlook for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 810-0924 and provide code 4995889. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 4. To access the replay, dial (888) 203-1112 and provide code 4995889. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2006
Transportation and terminals revenues	$112,974	$130,446
Product sales revenues	145,474	148,896
Affiliate management fee revenue	167	173

Total revenues	258,615	279,515
Costs and expenses:
Operating	43,988	50,847
Environmental	1,200	2,272
Product purchases	131,311	133,595
Depreciation and amortization	16,808	19,038
Affiliate general and administrative	15,061	15,503

Total costs and expenses	208,368	221,255
Equity earnings	518	719

Operating profit	50,765	58,979
Interest expense	14,545	13,398
Interest income	(2,309)	(1,456)
Minority interest expense	30,316	35,414
Debt placement fee amortization	1,099	488
Other (income)/expense	(299)	355

Net income	$7,413	$10,780

Allocation of net income:
Portion applicable to ownership interests for the period before closing of initial public offering on February 15, 2006		$5,886
Portion applicable to partners’ interest for the period after initial public offering		4,894

Net income		$10,780

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering:
Limited partners’ interest		$5,094
General partner’s interest		(200)

Net income applicable to partners’ interest for the period after initial public offering		$4,894

Basic and diluted net income per limited partner unit		$0.08

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation		62,647

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

FOR THE PERIOD AFTER CLOSING OF INITIAL PUBLIC OFFERING (FEBRUARY 15, 2006)

THROUGH MARCH 31, 2006

(In thousands, unless otherwise noted)

(Unaudited)

Portion of net income applicable to partners’ interest for the period after initial public offering	$4,894
Direct charges to the general partner:
Reimbursable general and administrative costs	201

Income before direct charges to the general partner	5,095
General partner’s share of income	0.01%

General partner’s allocated share of net income before direct charges	1
Direct charges to general partner	(201)

Net loss allocated to general partner	$(200)

Portion of net income applicable to partners’ interest for the period after initial public offering	$4,894
Less: net loss allocated to general partner	(200)

Net income allocated to limited partners	$5,094